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                                                                       EXHIBIT 3

                                [Letterhead of
                               Japonica Partners]




Confidential


                                             June 8, 1994


Jerry Rosenfeld
Lazard Freres & Co.
One Rockefeller Plaza
32nd floor
New York, New York  10020

Dear Mr. Rosenfeld:

Responding to your phone message.

We are advised to obtain written bona fides as to your role and authorization in this matter prior to commencing conversation with you.

Preferably, such written confirmation should originate from your principal.

Please fax such representation by the close of business today.

In advance, we thank you.

                                              Sincerely,

                                              /s/ Japonica Partner
                                              ----------------------

                                              JAPONICA PARTNERS